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                                                                    EXHIBIT 99.2

On February 8, 2005, OSI Pharmaceuticals, Inc. (the "Company") held a webcast conference call regarding its financial results for the transition period ended December 31, 2004 as well as an update on the Company's business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Chief Executive Officer of the Company, and Robert Van Nostrand, Vice President and Chief Financial Officer of the Company.

                               OSI PHARMACEUTICALS

                            MODERATOR: COLIN GODDARD
                                FEBRUARY 8, 2005
                                  7:00 A.M. CT

[Operator's Introduction]
[Colin Goddard's Introduction]

[Robert Van Nostrand] Thank you Colin. Good morning everyone. Before I start with the review of our financial results for the transition period ended December 31st, 2004, I'd like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements are subject to various risks and uncertainties that could cause the results to differ materially from those expressed in any forward-looking statements. I'll refer you to our SEC disclosure documents for a detailed description of the risk factors affecting our business.

             [Robert Van Nostrand discusses quarterly information.]

      We anticipate that our total corporate revenues for 2005 will be between a conservative $105 and $170 million. This large range reflects the impact of Tarceva on our P&L statement, and the difficulty in providing guidance at this early stage of the Tarceva launch. We expect to fine-tune our guidance as the year progresses. We have agreed


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      with our partners not to provide individual product revenue or brand sales and marketing guidance for Tarceva, and not to comment on pricing strategy, upon which Genentech has the final decision following input from our commercial team.

      On the expense side for the upcoming year, we anticipate research and development expense to be in the range of $120 to $130 million, and our selling, general, and administrative expense to be between $90 and $100 million. We continue to work on a goal of containing our overall core operating costs, essentially R&D plus SG&A close to $225 million, until we clearly see the trajectory of Tarceva sales. We anticipate our 2005 loss per share will improve to between $1.05 and $2.35, versus the $6.50 loss per share reported for fiscal 2004.

      Finally, having updated our internal mid-course Tarceva revenue projections, we are moving on goal for quarter-by-quarter profitability, up from the original goal of within three years of launch, to a new goal of attaining quarter-by-quarter profitability by the end of 2006. It should be noted, however, that our guidance on operating expense does not include any effects of implementing FASB 123R regarding the expensing of stock options, which will be effective for periods after June 15, 2005. We are currently reviewing all alternatives for calculating the expense, although we do not expect this to significantly impact our timeline to profitability.

[Colin Goddard] Thanks Bob. We recognize the Tarceva launch is of paramount importance to our investors, and although we've agreed with our partners to limit the amount of brand-


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      specific guidance that we provide, we do believe it's important and helpful for us to provide some thoughts on how we view the emerging EGFR market, and also to update investors on the progress of the Tarceva program, and events that could impact the extent to which our corporate revenues will reach the upper end of the broad range given.

      As you're aware, the FDA approved Tarceva on November the 18th of last year for the treatment of advanced non-small-cell lung cancer patients after failure of at least one prior chemotherapy regimen. The approval reflects the robust survival benefit demonstrated in the BR21 study, and the label contains no restrictions on the use of Tarceva in the second- and third-line setting. This contrasts with the third-line accelerated approval label granted for gefitinib, the principle competitor to Tarceva in this market, which was based on response rate data alone.

      Our competitor announced in December that gefitinib failed to demonstrate an overall survival advantage in a large randomized Phase III trial, the ISEL study, that was similar in design to our BR21 trial. Nonetheless, the market performance of gefitinib during 2004 provides a useful benchmark from which to consider the Tarceva launch. By the end of the third quarter of 2004, prior to the Tarceva approval and the announcement of the ISEL failure, sales of gefitinib was an annualized run rate of approximately $240 million per year in the U.S. We believe that this reflects good penetration into the third-line non-small-cell lung setting, but less penetration for off-label use in earlier stage disease.


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      We believe that the full approval for the use of Tarceva in the second-
      and third-line setting, and the failure of gefitinib to demonstrate a statistically significant survival benefit in the analogous ISEL study positions us well to take existing market share from our competitor. In fact, survey data suggests that even before the ISEL news broke, we've captured an approximately 40 percent share of new patients scripts, and as of January 28th, just 10 weeks post-launch, this share had increased to over 80 percent. We would anticipate this dominance carrying through to total scripts over the next several quarters.

      Clearly this will be affected somewhat by the ultimate fate of gefitinib following the upcoming ODAC meeting, and FDA's full review of the ISEL data, the extent to which the observed switching from gefitinib to Tarceva continues, and our ability to clearly differentiate Tarceva in the marketplace.

      There's also some evidence that the total number of EGFR scripts is rising. Survey data shows approximately 2,600 weekly scripts for the EGFR class in the period following Tarceva launch, excluding the holiday weeks, versus approximately 2,200 weekly scripts in the period prior to the Tarceva launch. We believe that this is a credible performance, given some confusion in the marketplace following the ISEL data.

      We believe that our success in growing total EGFR scripts in this launch year will largely be dependent upon the following factors -- our ability to continue to educate the oncology community to the differences between gefitinib and Tarceva, thereby


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      overcoming any perceived class taint of the Tarceva data with the recently reported gefitinib data; our ability to address what we believe to be are misconceptions within some segments of the oncology community concerning the broad potential of the drug in treating lung cancer patients; our ability to convince oncologists of the value of using Tarceva in the second-line setting in place of chemotherapy, early use in pancreatic cancer, and the speed of the pancreatic cancer regulatory process; and the impact of emerging data presented at upcoming major cancer meetings to further broaden Tarceva use.

      Based largely on data from studies with gefitinib, some researchers have advanced the notion that the EGFR class of agents are only effective in small subsets of lung cancer patients who are of Asian origin, who have tumors with mutations in the EGFR gene, or are patients who have never smoked. We have consistently argued that this significantly understates the value of Tarceva treatments in lung cancer patients, while we continue to believe that the ability to safely dose the drug at exposure levels appreciably higher than the competitor's agents results in a demonstrated survival benefit for most non-small-cell lung cancer patients, including those whose tumors involve non-mutated, or wild-type EGFR, and patients who are current or former smokers. We continue to study these aspects of Tarceva use in non-small-cell lung cancer patients.

      Exploratory univariate subset analysis of the data from the BR21 study had indicated a trend toward a statistically significant survival benefit in current or former smokers. Note that the BR21 study was not powered to show statistical significance in any of the


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      subsets. Smoking was not a stratification factor for randomization in the
      BR21 study, and this led to imbalances in patient subsets with respect to smoking status. We have, therefore, conducted a series of further statistical analysis using multi-barrier COX models. This approach reveals a statistically significant hazard ratio of .81, or a 23 percent improvement in survival for current or former smokers.

      Pharmacokinetic studies of samples from the BR21 study also suggested that smokers were clearing Tarceva quicker, and therefore receiving less exposure to drug. Given our belief that dose and exposure are important components of effective Tarceva therapy, we conducted a clinical trial in healthy volunteer patients designed to assess the impact of smoking on blood levels of Tarceva. Preliminary results from this study, which will be presented in detail at the upcoming AACR meeting to be held in Anaheim, California during April 2005, have indicated that the levels of drug in the blood of smokers following a single dose of Tarceva are indeed appreciably lower than those achieved in nonsmokers.

      Studies are also nearing completion on the EGFR mutation status, EGFR wild-type status, and overall EGFR suppression status of tumors specimens obtained in both the BR21 non-small-cell lung cancer Phase III trial, and the pancreatic cancer PA3 trial. We anticipate the results from all of these studies will be presented at the upcoming ASCO meeting in Orlando during May 2005, and that they will shed further light on the question of whether it is possible, or even appropriate, to select subsets of lung cancer patients for therapy with Tarceva using the available unvalidated methodologies.


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      In this respect we have always believed that the majority of non-small-cell lung cancer patients presenting for treatment with Tarceva will have no available sample for EGFR testing, and that immunohistochemistry, or IHC, is not an ideal, nor validated, means by which to select lung cancer patients for therapy with Tarceva. Our label requires no testing prior to the initiation of therapy with Tarceva. Nonetheless, there is continued interest in IHC testing, not only in lung cancer, but also in colon cancer where the wisdom of using IHC testing for patient selection with another EGFR targeted agent was questioned in a recently published article in the "Journal of Clinical Oncology."

      As a result, we have continued to study results and data from the BR21 trial on patients determined to be EGFR positive or negative by IHC assessment of tumor tissue samples. After extraordinary efforts to recover and collect archived tumor samples, we have now been able to assess EGFR status on 45 percent of the participants in the BR21 study versus the 33 percent of participants reported in the label. Depending on the criteria applied between 56 and 70 percent of these patients were EGFR positive, and using the criteria described in the label, the hazard ratio for survival in the EGFR negative group falls to 0.93, compared to a hazard ratio of 1.01 in the label, although neither number is statistically significant.

      This, coupled to a response rate of 3.8 percent for this EGFR negative group, supports our contention that we should not rule out a modest patient benefit in this group. We continue to believe that IHC testing is an imperfect tool for patient selection. Further,


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      given the relatively mild side effect profile elicited by Tarceva, the fact that the large EGFR unknown subset in the BR21 study derived a comparable survival benefit to the overall population, the time and cost involved in either recovering archived samples, or obtaining fresh biopsy material, and the fact that we do not believe it is possible to rule out a modest patient benefit in the EGFR negative subgroup, we do not believe that IHC testing will have a significant impact on the use of Tarceva in lung cancer patients.

      The main near-term opportunity for us to expand the total EGFR market is in the second-line setting, not only by displacing chemotherapy, but by also expanding the addressable pool of second-line patients. Survey data has indicated that there are between 41,000 and 43,000 non-small-cell lung cancer patients who undergo second- and third-line therapy with cytotoxic chemotherapy. We believe this number might understate the number of patients available for treatment after the failure of front-line chemotherapy, because physicians and patients who are unwilling to undertake the further rigors of continued conventional chemotherapy may consider therapy with Tarceva, an oral once-daily treatment with a relatively mild side effect profile. We've always anticipated that displacing chemotherapy use in the second-line setting would save time, but continue to believe that the combination of comparable efficacy and better side effect profile will favor expanded Tarceva use.

      Clearly the fact that Tarceva has also demonstrated a survival benefit in a large Phase III trial in pancreatic cancer is both a major differentiating factor for the drug, and noteworthy in that Tarceva is the first non-chemotherapy agent and only the second drug


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      ever to demonstrate a survival benefit, which was seen in combination with gemcitabine in this setting. The data from the PA3 study, showing a 23.5 percent improvement in overall survival for patients receiving Tarceva plus gemcitabine, versus those receiving gemcitabine plus placebo, was seen in front-line patients with locally advanced or metastatic pancreatic cancer. The data was recently presented at the ASCO GI meeting in Florida.

      The data was well received, and the supplemental NDA filing is clearly a high priority for the organization. We anticipate completing the filing in the May timeframe, and have already been notified by the FDA that the single study will be acceptable for submission. We would anticipate receiving rapid review of this application and estimate approval by year-end, assuming a smooth and successful review with the FDA. With limited available therapeutic choices in pancreatic cancer, we expect to achieve good market uptake in this setting. There are approximately 32,000 newly diagnosed cases of pancreatic cancer in the U.S. each year.

      In addition to the EGFR mutation and expression data from the BR21 and PA3 studies, we also expect to see additional data at this year's ASCO meeting, including updated data from ongoing trials combining Tarceva and Avastin, and data from monotherapy Tarceva trials in the front-line non-small-cell lung cancer setting. On balance, we consider the preponderance of factors to be supportive of a solid Tarceva launch year, with more reasons to believe that Tarceva revenues will tend towards the upper end of our range than not.


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      Even though launch year sales may be impacted by some currently unknown factors, such as the regulatory fate of gefitinib in non-small-cell lung cancer, the extent of our ability to replace second-line chemotherapy in the near-term, and the speed of approval in pancreatic cancer, we continue to believe that Tarceva will emerge as the dominant EGFR inhibitor in non-small-cell lung cancer, that the emerging science will support our view on the full potential of the drug, and that Tarceva will enjoy a successful launch in pancreatic cancer.

      When we also consider the impact of Tarceva approval in other territories, pricing strategy, the introduction of Medicare reimbursement for oral therapies in 2006, and the rollout of a comprehensive Phase IV development plan during 2005 and beyond, we continue to believe that Tarceva will emerge as a fundamentally important new medicine in the treatment of cancer patients around the world.

      Moving beyond Tarceva, I would like to comment briefly on some recent developments in our pipeline before opening up the line for questions. On the oncology side we have filed a IND for OSI-930, our co-inhibitor of the c-kit and KDR receptor tyrosine kinases, and receive clearance from the FDA to begin clinical studies. We anticipate initiating a Phase I trial in healthy volunteers over the next several weeks. We also advanced a second candidate, OSI-817, from our Kit/KDR program into IND track development. We anticipate moving both candidates through the early stages of development before selecting the better of the two candidates for full clinical development in cancer patients.


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      Our U.K. based diabetes and obesity subsidiary, Prosidion, also announced the initiation of a 60-patient proof-of-concept and dose ranging Phase II study for PSN9301, our Dipeptidyl Peptidase inhibitor that we acquired from Probiodrug last year. Dipeptidyl Peptidase-IV cleaves and inactivates GLP-1, and inhibitors of this enzyme, which are designed to sustain GLP-1 levels in the post-prandial period, are being competitively developed by many pharmaceutical companies. The most advanced of these is Novartis, who are in Phase III trials. We expect data from our Phase II study toward the end of this year.

      The glucokinase activated PSN105, and the glycogen phosphorylase inhibitor PSN357 remain on track to enter clinical trials during the first half of this year. The group also advanced a second candidate, PSN010, from its glucokinase activators program onto IND track development.

      In summary then, we've had a busy and productive transition quarter. We are pleased with the launch of Tarceva to date, and we remain focused on executing on our Tarceva program. As a result of changing market dynamics, we have been able to bring forward our goal of delivering quarter by quarter profitability by about a year, to the end of 2006, and are pleased to report progress in both our oncology and diabetes pipelines.

      [Operator provides instructions as to how questions may be asked.]

      [Management responds to questions and concludes the webcast conference call.]